Exhibit 99.1

FOR IMMEDIATE RELEASE

INRAD OPTICS, INC. ANNOUNCES FIRST QUARTER 2013

FINANCIAL RESULTS

NORTHVALE, NJ, MAY 21 – Inrad Optics, Inc. (OTCBB: INRD) has reported its consolidated financial results for the three months ended March 31, 2013.

Revenue for the three months ended March 31, 2013 was $3.1 million, up 8.3% from $2.8 million in the first quarter last year.

Bookings totaled $2.1 million in the first quarter of 2013, down from $3.4 million in the fourth quarter of 2012 and $3 million in the same period last year. Despite indications of improving strength in the overall economy and the addition of several new customers, the effects of ongoing contraction in the defense sector and continued softness in specific segments of the semiconductor industry have had a significant negative impact on bookings.

Gross profit for the first quarter of 2013 was $699,000 or 22.7% of sales, down from $740,000 or 26% in the comparable quarter last year. The decrease is mainly due to a less favorable, more labor intensive product mix.

The Company reported a net loss of $(169,000) in the first quarter of 2013 compared to a net loss of $(149,000) last year. First quarter basic and diluted loss per share was $(0.01) and $(0.01) for the three months ended March 31, 2013 and 2012, respectively. The 2013 first quarter net loss reflects net severance and other costs of $67,000 after payroll savings in connection with an 11% reduction in work force implemented by the Company.

Net cash used in operating activities was $204,000 for the three months ended March 31, 2013 versus net cash provided by operating activities of $595,000 last year. The difference primarily reflects the impact of changes in working capital which increased by $203,000 in the first quarter of 2013 compared to a decrease of $330,000, in the comparable period last year.

After investing and financing activities, net cash decreased by $493,000 versus an increase of $469,000 in net cash, last year. Investing activities in the three months ended March 31, 2013 includes an installment payment of $243,000 on the purchase of a new plasma assist optical coating chamber which the Company expects to have fully operational in the second quarter of 2013. At March 31, 2013, the Company had cash and cash equivalents of $2.6 million.

President and CEO Amy Eskilson commented, "As I recently noted in the Company’s 2012 Annual Report, the U.S. budget sequestration and the slow pace of economic recovery continues to impact demand from our legacy defense and semi-conductor customers. This was evident in lower than expected first quarter 2013 bookings. Despite this, I was encouraged by the increase in first quarter revenues which were the highest since the fourth quarter of 2011. In addition, recent initiatives to right-size the workforce, ongoing sales and marketing efforts to expand our customer base and our strategic investment in new coating equipment which will enhance our thin film coating capability should have a positive impact in the coming months. Overall, I am confident we are on the right track and remain excited about the growth opportunities for Inrad Optics.”

Inrad Optics, Inc. (formerly Photonic Products Group, Inc.) was incorporated in New Jersey in 1973. In January 2012, the Company’s Board of Directors and shareholders approved the name change to Inrad Optics, Inc. The Company develops, manufactures and markets products and services for use in photonics industry sectors via three distinct but complimentary product areas - “Crystals and Devices”, “Custom Optics” and “Metal Optics.”

The Company is a vertically integrated organization specializing in crystal-based optical components and devices, custom optical components from both glass and metal, and precision optical and opto-mechanical assemblies. Manufacturing capabilities include solution and high temperature crystal growth, extensive optical fabrication capabilities, including precision diamond turning and the ability to handle large substrates, optical coatings and in-process metrology expertise. Inrad Optics’ customers include leading corporations in the defense, aerospace, laser systems, process control and metrology sectors of the photonics industry, as well as the U.S. Government, National Laboratories and Universities worldwide.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this press release that are not purely historical are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These statements may be identified by their use of forward-looking terminology such as "believes", "expects", “should”, "will", "plan", “anticipate”, “probably”, “targeting” or similar words. Such forward-looking statements, such as our expectation for revenues, new orders, and improved results involve risks and uncertainties that could cause actual results to differ materially from those projected. Risks and uncertainties that could cause actual results to differ materially from such forward looking statements are, but are not limited to, uncertainties in market demand for the company's products or the products of its customers, future actions by competitors, inability to deliver product on time, inability to develop new business, inability to retain key employees or hire new employees, and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission including our Annual Report on Form 10-K for the year ended December 31, 2012. The forward looking statements made in this news release are made as of the date hereof and Inrad Optics, Inc. does not assume any obligation to update publicly any forward looking statement.

INRAD OPTICS, INC AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31,	December 31,
	2013	2012
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$2,596,236	$3,089,013
Accounts receivable (net of allowance for doubtful accounts of $15,000 in 2013 and 2012)	1,982,560	1,557,930
Inventories, net	3,593,949	3,596,646
Other current assets	121,170	158,742
Total current assets	8,293,915	8,402,331

Plant and equipment:
Plant and equipment, at cost	15,222,345	15,446,826
Less: Accumulated depreciation and amortization	(14,037,509)	(14,182,712)
Total plant and equipment	1,184,836	1,264,114

Precious Metals	474,960	474,960
Goodwill	311,572	311,572
Intangible Assets, net	417,683	437,324
Other Assets	777,338	534,838

Total Assets	$11,460,304	$11,425,139

Liabilities and Shareholders’ Equity
Current Liabilities:
Current portion of other long term notes	$150,200	$150,200
Accounts payable and accrued liabilities	1,032,681	813,705
Customer advances	279,647	297,251
Total current liabilities	1,462,528	1,261,156

Related Party Convertible Notes Payable	2,500,000	2,500,000

Other Long Term Notes, net of current portion	832,140	869,135
Total liabilities	4,794,668	4,630,291

Commitments

Shareholders’ Equity:
Common stock: $.01 par value; 60,000,000 authorized shares; 11,886,724 shares issued at March 31, 2013 and 11,881,724 issued at December 31, 2012	118,869	118,819
Capital in excess of par value	18,116,610	18,076,518
Accumulated deficit	(11,554,893)	(11,385,539)
	6,680,586	6,809,798
Less - Common stock in treasury, at cost (4,600 shares)	(14,950)	(14,950)
Total shareholders’ equity	6,665,636	6,794,848

Total Liabilities and Shareholders’ Equity	$11,460,304	$11,425,139

INRAD OPTICS, INC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2013	2012
Total revenue	$3,077,126	$2,840,681

Cost and expenses:
Cost of goods sold	2,378,028	2,100,725
Selling, general and administrative expenses	853,808	854,289
	3,231,836	2,955,014

Loss from operations	(154,710)	(114,333)

Other (expense) income:
Interest expense—net	(45,644)	(34,626)
Gain on sale of plant and equipment	31,000	—
	(14,644)	(34,626)

Loss before income taxes	(169,354)	(148,959)

Income tax (provision) benefit	—	—

Net loss	$(169,354)	$(148,959)

Net loss per common share — basic and diluted	$(0.01)	$(0.01)

Weighted average shares outstanding — Basic and diluted	11,877,957	11,734,824

INRAD OPTICS, INC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2013	2012
Cash flows from operating activities:
Net loss	$(169,354)	$(148,959)

Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	139,177	160,609
401K common stock contribution	—	151,775
(Gain) on sale of plant and equipment	(31,000)	—
Stock based compensation	40,142	59,685
Changes in operating assets and liabilities:
Accounts receivable	(424,630)	665,732
Inventories, net	2,697	(222,670)
Other current assets	37,572	68,054
Accounts payable and accrued liabilities	218,976	(113,408)
Customer advances	(17,604)	(25,319)
Total adjustments and changes	(34,670)	744,458
Net cash (used in) provided by operating activities	(204,024)	595,499

Cash flows from investing activities:
Capital expenditures	(40,258)	(125,482)
Down payment on purchase of equipment	(242,500)	—
Proceeds from sale of plant and equipment	31,000	—
Net cash used in investing activities	(251,758)	(125,482)

Cash flows from financing activities:
Proceeds from exercise of stock options	—	1,350
Principal payments of notes payable-other	(36,995)	(2,428)
Net cash used in financing activities	(36,995)	(1,078)

Net (decrease) increase in cash and cash equivalents	(492,777)	468,939

Cash and cash equivalents at beginning of period	3,089,013	3,400,205

Cash and cash equivalents at end of period	$2,596,236	$3,869,144

Supplemental Disclosure of Cash Flow Information:
Interest paid	$11,000	$41,000
Income taxes paid	$1,000	$5,000